EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-162566 and Form S-8 No. 333-150627) pertaining to Pioneer Southwest Energy Partners L.P. and the Pioneer Southwest Energy Partners L.P 2008 Long Term Incentive Plan of our report dated November 9, 2009, with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P. as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008, included in this Form 8-K of Pioneer Southwest Energy Partners L.P. dated November 9, 2009.

/s/ Ernst & Young LLP

Dallas, Texas

November 9, 2009